Exhibit 12
Transactions in the Securities of the Issuer During the Past Sixty (60) Days
Mr. Cohn effected the following transactions in the Company’s Class A Common Stock during the past sixty days of filing this Amendment No.8:

Transaction Date	Transaction Type	Amount of Securities	Weighted-Average Price
11/19/2025	Purchase	270,578	$0.91
11/20/2025	Purchase	203,500	$0.98
11/21/2025	Purchase	70,010	$1.07
12/3/2025	Purchase	91,672	$1.29
12/3/2025	Purchase	90,000	$1.34
12/4/2025	Purchase	186,930	$1.37
12/5/2025	Purchase	177,969	$1.40
12/8/2025	Purchase	184,491	$1.33
12/9/2025	Purchase	176,215	$1.44
Ms. Cohn effected the following transactions in the Company’s Class A Common Stock during the past sixty days of filing this Amendment No.8:

Transaction Date	Transaction Type	Amount of Securities	Weighted-Average Price
11/21/2025	Purchase	187,200	$1.06
11/24/2025	Purchase	238,749	$1.05
11/25/2025	Purchase	119,242	$1.16
11/26/2025	Purchase	144,783	$1.25
11/28/2025	Purchase	80,708	$1.32
12/1/2025	Purchase	189,000	$1.32
12/2/2025	Purchase	198,100	$1.26